Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1347 Property Insurance Holdings, Inc.

St. Petersburg, FL

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225362 and 333-19500) of 1347 Property Insurance Holdings, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO USA LLP

Grand Rapids, Michigan

March 30, 2020